Exhibit 99.1

Q2’22 Earnings Press Release

Everspin Reports Unaudited Second Quarter 2022 Financial Results

The Company continues growth and profitability in the first half of 2022 with strong second quarter results

Chandler, AZ, August 11, 2022 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the second quarter of 2022.

Second Quarter 2022 Highlights

●	Q2’22 revenue increased $0.4 million, or 3%, to $14.7 million from $14.3 million for Q1’22. Q2’22 revenue increased $2.9 million, or 24% from $11.8 million in Q2’21.
●	The Company reported net income of $1.7 million for Q2’22, compared to $1.9 million for Q1’22, and $0.3 million in Q2’21.
●	Adjusted EBITDA for Q2’22 improved to $3.3 million, compared to $3.1 million for Q1’22, and $1.5 million in Q2’21.
●	Basic EPS for Q2’22 was $0.08 compared to $0.10 for Q1’22, and $0.01 for Q2’21.
●	Ended Q2’22 with cash and cash equivalents of $23.1 million, an increase from $19.9 million at the end of Q1’22.

“Everspin delivered quarterly revenue of $14.7 million, an increase of 24% year-on-year and above the high end of guidance. Our team continues to successfully navigate changing supply to meet customer demand, which continues to be strong with existing and new design wins on our Toggle products,” said Sanjeev Aggarwal, President & CEO. “We have started sampling our new xSPI family of Low Density STT-MRAM products (8Mb to 128Mb) to drive growth across industrial, IoT and FPGA markets.”

Second Quarter 2022 Results

Total revenue for the second quarter of 2022 was $14.7 million, an increase of 3% from the $14.3 million reported in the first quarter of 2022. This is an increase of 24% compared to $11.8 million of revenue in the second quarter of 2021.

MRAM product sales in the second quarter of 2022, which includes both Toggle and STT-MRAM revenue, was $13.2 million compared to $12.7 million in the first quarter of 2022 and $10.2 million in the second quarter of 2021.

Licensing, Royalties, Patents and Other revenue in the second quarter of 2022 was $1.5 million compared to $1.7 million in the first quarter of 2022 and $1.7 million in the second quarter of 2021.

The increase in total revenue for the second quarter of 2022 compared to the second quarter of 2021 was due to strong toggle demand and sales.

Gross margin for the second quarter of 2022 was 58.4%, compared to 58.0% in the first quarter of 2022, and 60.7% in the second quarter of 2021. The decrease in gross margin compared to the second quarter of 2021 was attributable to price increases from suppliers.

GAAP operating expenses was $6.9 million in the second quarter of 2022, compared to $6.3 million in the first quarter of 2022 and $6.7 million in the second quarter of 2021. GAAP operating expenses increased in the second quarter of 2022 compared to the first quarter of 2022 as a result of increased costs to support the new STT industrial product.

GAAP net income for the second quarter of 2022 was $1.7 million, or $0.08 per basic share, based on 20.1 million weighted-average basic common shares outstanding. This compares to a net income of $1.9 million, or $0.10 per basic share, in the first quarter of 2022 and a net income of $0.3 million, or $0.01 per basic share, in the second quarter of 2021.

Business Outlook

For the third quarter 2022, Everspin expects total revenue in a range of $14.4 million to $15.4 million. Everspin expects industry supply constraints to limit supply and push some unfulfilled customer demand to future quarters. Everspin expects GAAP net income per basic share to be between breakeven and $0.05, primarily influenced by expenses related to next generation 28nm STT MRAM product development and price increases from our suppliers.

This outlook is dependent on Everspin’s current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the recent military conflict in Ukraine and recent market volatility, and the other risk factors described in Everspin’s filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. Everspin defines Adjusted EBITDA as net income adjusted for interest expense, taxes, depreciation and amortization, stock- based compensation expense, and restructuring costs if any.

Everspin’s management and board of directors use Adjusted EBITDA to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that Adjusted EBITDA provides useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income reported in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly- filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Thursday, August 11, 2022, at 5:00 p.m. Eastern Time. Interested participants can pre-register online to receive a telephone number and a unique passcode at:

https://register.vevent.com/register/BIfe7f479f52fa42c082550ca25061f4e1.

The conference call will be broadcast live in listen-only mode at:

https://edge.media-server.com/mmc/p/7befjdfe

The registration link and archived webcast will be available in the Investor Relations section of the company’s website at investor.everspin.com.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects”, or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for third quarter 2022 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022, and its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of       new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$23,051	$21,409
Accounts receivable, net	9,283	8,193
Inventory	6,376	6,396
Prepaid expenses and other current assets	800	762
Total current assets	39,510	36,760
Property and equipment, net	2,594	973
Right-of-use assets	3,649	913
Other assets	62	734
Total assets	$45,815	$39,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,689	$1,776
Accrued liabilities	2,165	3,579
Deferred revenue	—	832
Current portion of long-term debt	3,761	3,370
Lease liabilities	910	724
Other liabilities	29	50
Total current liabilities	9,554	10,331
Long-term debt, net of current portion	—	1,529
Lease liabilities, net of current portion	2,782	68
Long-term income tax liability	214	214
Total liabilities	$12,550	$12,142
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,137,520 and 19,858,460 shares issued and outstanding as of June 30, 2022, and December 31, 2021	2	2
Additional paid-in capital	182,488	180,067
Accumulated deficit	(149,225)	(152,831)
Total stockholders’ equity	33,265	27,238
Total liabilities and stockholders’ equity	$45,815	$39,380

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Product sales	$13,223	$10,187	$25,894	$19,255
Licensing, royalty, patent, and other revenue	1,484	1,661	3,160	2,873
Total revenue	14,707	11,848	29,054	22,128
Cost of product sales	5,793	4,329	11,545	8,586
Cost of licensing, royalty, patent, and other revenue	323	323	595	361
Total cost of sales	6,116	4,652	12,140	8,947
Gross profit	8,591	7,196	16,914	13,181
Operating expenses:[1]
Research and development	2,699	3,357	5,135	5,796
General and administrative	2,860	2,338	5,589	5,181
Sales and marketing	1,292	1,045	2,426	2,032
Total operating expenses	6,851	6,740	13,150	13,009
Income from operations	1,740	456	3,764	172
Interest expense	(70)	(144)	(145)	(296)
Other income (expense), net	1	(12)	(13)	(27)
Net income (loss) before income taxes	1,671	300	3,606	(151)
Income tax expense	—	(44)	—	(53)
Net income (loss) and comprehensive income (loss)	$1,671	$256	$3,606	$(204)
Net income (loss) per common share:
Basic	$0.08	$0.01	$0.18	$(0.01)
Diluted	$0.08	$0.01	$0.17	$(0.01)
Weighted average shares of common stock outstanding:
Basic	20,069,444	19,313,162	19,983,526	19,203,374
Diluted	20,424,283	19,726,064	20,626,547	19,203,374

[1]Operating expenses include stock-based compensation as follows:
Research and development	$462	$265	$795	$446
General and administrative	647	305	1,018	790
Sales and marketing	202	134	322	211
Total stock-based compensation	$1,311	$704	$2,135	$1,447

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income (loss)	$3,606	$(204)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	462	756
Gain on sale of property and equipment	(167)	—
Stock-based compensation	2,135	1,447
Non-cash warrant revaluation	(21)	5
Non-cash interest expense	62	168
Changes in operating assets and liabilities:
Accounts receivable	(1,090)	(2,776)
Inventory	20	(850)
Prepaid expenses and other current assets	(38)	49
Other assets	664	—
Accounts payable	(201)	861
Accrued liabilities	(1,414)	(126)
Deferred revenue	(832)	1,815
Lease liabilities	164	(64)
Net cash provided by operating activities	3,350	1,081
Cash flows from investing activities
Purchases of property and equipment	(996)	(554)
Proceeds received from sale of property and equipment	202	—
Net cash used in investing activities	(794)	(554)
Cash flows from financing activities
Payments on long-term debt	(1,200)	(1,200)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	286	293
Net cash used in financing activities	(914)	(907)
Net increase (decrease) in cash and cash equivalents	1,642	(380)
Cash and cash equivalents at beginning of period	21,409	14,599
Cash and cash equivalents at end of period	$23,051	$14,219
Supplementary cash flow information:
Interest paid	$83	$128
Operating cash flows paid for operating leases	$635	$814
Financing cash flows paid for finance leases	$5	$—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$3,350	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$36	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$783	$—
Bonus settled in shares of common stock	$—	$364

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended

	June 30, 2022	March 31, 2022	June 30, 2021
Adjusted EBITDA reconciliation:
Net income	$1,671	$1,935	$256
Depreciation and amortization	204	258	373
Stock-based compensation expense	1,311	824	704
Interest expense	70	75	144
Income tax expense	-	-	44
Adjusted EBITDA	$3,256	$3,092	$1,521